Exhibit 99.1

American States Water Company Announces Earnings for the First Quarter of 2011

SAN DIMAS, Calif.--(BUSINESS WIRE)--May 6, 2011--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.40 per common share for the quarter ended March 31, 2011 as compared to basic and fully diluted earnings per share of $0.46 and $0.45, respectively, for the quarter ended March 31, 2010. Basic and fully diluted earnings from continuing operations were $0.37 per common share for the quarter ended March 31, 2011 as compared to basic and fully diluted earnings from continuing operations of $0.45 and $0.44 per common share, respectively, for the quarter ended March 31, 2010.

Included in earnings from continuing operations for the first quarter of 2010 was $6.1 million of pretax income (including interest), or $0.19 per share, related to contract modifications received at AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”). These contract modifications reflect approval from the U.S. government of requests for equitable adjustment, which were retroactive, primarily for managing more infrastructure than originally estimated by the government in its solicitation of bids for operation of the water and wastewater facilities at Fort Bragg in North Carolina and Fort Bliss in Texas.

Excluding the impact of these contract modifications, adjusted fully diluted earnings from continuing operations (a non-generally accepted accounting principle financial measure) for the quarter ended March 31, 2010 would have been $0.25 per share. When compared to the first quarter of 2010's adjusted fully diluted earnings from continuing operations, earnings for the first quarter of 2011 increased by $0.12 per share due to the following:

  The dollar water margin increased by $6.3 million, or $0.20 per share, during the first quarter of 2011 due primarily to an increase in water rates approved by the California Public Utilities Commission (“CPUC”) in all water regions at AWR’s Golden State Water Company (“GSWC”) subsidiary. Rate increases for GSWC’s Regions II and III and the general office were approved in November of 2010 and retroactive revenues were recorded in the fourth quarter of 2010. Rate increases for GSCW's Region I were approved in December 2010 and were effective January 1, 2011.
  The recording of $958,000 in revenue, or $0.03 per share, during the first quarter of 2010 due to the CPUC approval in March 2010 of a memorandum account which tracked the difference between the 2007 adopted general office cost allocation to GSWC’s electric division, and the 1996 adopted general office cost allocation. Excluding the impact of this memorandum account which did not recur in 2011, the dollar electric margin increased by $528,000, or $0.02 per share, during the first quarter of 2011 due primarily to rate increases.
  An increase in operating expenses for utility operations, other than supply costs, of $492,000, or $0.02 per share, due primarily to an increase in depreciation expense, partially offset by lower legal and other outside services costs.

  Excluding the previously discussed contract modifications (which included interest income of $510,000 received for Fort Bliss), a decrease in pretax income for contracted services of $1.3 million, or $0.04 per share, due primarily to: (i) an increase in precontract costs for design and engineering labor incurred for potential new construction projects; (ii) an increase in allocation of costs from administrative offices; and (iii) lower margins on certain construction projects.
  An increase in the effective tax rate at GSWC for the quarter ended March 31, 2011 as compared to the same period in 2010, negatively impacting earnings by $0.01 per share due primarily to differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements and other nondeductible permanent items.

On June 7, 2010, AWR entered into a stock purchase agreement with EPCOR Water (USA) Inc. to sell all of the common shares of Chaparral City Water Company (“CCWC”). Income from discontinued operations, representing the results of CCWC for the quarter ended March 31, 2011 was $634,000, equivalent to $0.03 per share, compared to $200,000, or $0.01 per share, for the quarter ended March 31, 2010. The increase was primarily due to lower depreciation expense as a result of reporting CCWC as a discontinued operation beginning in the second quarter of 2010, resulting in no further depreciation being recorded in accordance with generally accepted accounting principles.

Continuing Operations:

Operating revenues from continuing operations increased by $5.8 million to $94.3 million for the first quarter of 2011, compared to $88.5 million recorded in the first quarter of 2010, an increase of 6.6%. The table below sets forth a summary of continuing operating revenues by segment for the quarters ended March 31, 2011 and 2010:

(in thousands)	2011	2010	$ Change	% Change
Water	$64,326	$56,057	$8,269	14.8%
Electric	10,724	10,979	(255)	-2.3%
Contracted services	19,257	21,430	(2,173)	-10.1%
Total operating revenues	$94,307	$88,466	$5,841	6.6%

Water revenues for the first quarter of 2011 increased by $8.3 million, or 14.8%, to $64.3 million as compared to the same period in 2010. The increase in water revenues is primarily due to rate increases as the result of the CPUC’s approval of general rate cases for all GSWC water regions during the fourth quarter of 2010.

Electric revenues decreased by 2.3% to $10.7 million for the first quarter of 2011 compared to $11.0 million for the first quarter of 2010 due primarily to the recording of $958,000 in March 2010 included in a memorandum account approved by the CPUC, previously discussed. There was no similar revenue recorded in the first quarter of 2011. This decrease was partially offset by increases in electric rates approved by the CPUC.

Contracted services revenues are composed of construction revenues and management fees for operating and maintaining the water and/or wastewater systems at certain military bases. Such revenues decreased by $2.2 million, or 10.1%, during the first quarter of 2011 primarily due to $5.6 million in management fees received and recorded in the first quarter of 2010 in connection with two requests for equitable adjustment (“REAs”) resolved with the U.S. government, as previously discussed. Excluding the two REAs, contracted services revenues increased by $3.4 million during the first quarter of 2011 due to increases in construction activities mostly at the Fort Bliss military base.

Total operating expenses from continuing operations for the first quarter of 2011 increased by $7.0 million to $76.3 million as compared to the same period in 2010. The higher operating expenses were primarily due to increases in: (i) water and electric supply costs of $2.1 million; (ii) depreciation and amortization expenses of $1.4 million, primarily reflecting an increase in the composite depreciation rates approved by the CPUC and additions to utility plant; and (iii) construction expenses for contracted services of $3.5 million due to increases in construction activities.

The table below sets forth pretax operating income from continuing operations by segment for the quarters ended March 31, 2011 and 2010:

(in thousands)	2011	2010	$ Change	% Change
Water	$14,848	$8,894	$5,954	66.9%
Electric	1,940	2,483	(543)	-21.9%
Contracted services	1,258	7,824	(6,566)	-83.9%
AWR parent	(51)	(50)	(1)	-2.0%
Total pretax operating income	$17,995	$19,151	($1,156)	-6.0%

Interest expense, net of interest income for the quarter ended March 31, 2011 increased by $610,000 as compared to the same period in 2010 due primarily to interest income of $510,000 received in the first quarter of 2010 in connection with the contract modification received from the U.S. government that did not recur in the first quarter of 2011.

Income tax expense for the first quarter of 2011 was $5.5 million compared to $5.9 million for the same period in 2010 primarily due to a $1.8 million decrease in pretax income, partially offset by an increase in the effective income tax rate, as discussed previously.

Regulatory Matters

During the fourth quarter of 2010, the CPUC approved rate increases for each of GSWC’s three water regions. GSWC intends to file a general rate case for all three water regions plus the general office in July 2011 for years 2013, 2014, and 2015. The new consolidated general rate case is expected to have an 18-month processing schedule. GSWC will file a general rate case for BVES during the fourth quarter of 2011 for years 2013 through 2016. In addition, on May 2, 2011, GSWC filed its cost of capital proceeding with the CPUC.

The Arizona Corporation Commission ("ACC") issued a final order on April 7, 2011 approving the sale of CCWC to EPCOR Water (USA) Inc. The sale is expected to close in the second quarter of 2011. On April 7, 2011, the ACC also issued a decision allowing CCWC to: (i) retain 50% of the $1,520,000 total proceeds received from a settlement agreement reached in 2005 with the Fountain Hills Sanitary District, and (ii) recover $100,000 of rate case expenses it incurred in its appeal of its 2006 general rate case and the subsequent remand proceeding before the ACC.

Contracted Services

In February 2011, ASUS received a contract modification resolving the operations and maintenance portion of the first price redetermination of one of the contracts with the military bases in Virginia. ASUS is still in discussions with the U.S. government on the resolution of the price redeterminations for Andrews Air Force Base in Maryland and the remaining contracts for the bases in Virginia. Resolution of these price redeterminations are expected in 2011. The price redeterminations for Fort Jackson and Fort Bragg are expected to be filed in the second quarter of 2011.

Non-GAAP Financial Measures

This press release includes a presentation of “adjusted fully diluted earnings from continuing operations”, which exclude the impact of the ASUS contract modifications recorded during the quarter ended March 31, 2010. Management believes that the presentation of this adjusted measure is useful to investors because it provides a more accurate means of evaluating AWR's day-to-day operating performance. This press release also includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules. The non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. Registrant uses water and electric gross margins and related percentages as important measures in evaluating its operating results. Registrant believes these measures are useful internal benchmarks in evaluating the utility business performance within its water and electric segments. Registrant reviews these measurements regularly and compares them to historical periods and to our operating budget.

Other - Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended March 31, 2011 to be filed with the Securities and Exchange Commission.

First Quarter 2011 Earnings Release Conference Call - The Company will host a conference call today, May 6, 2011 at 10:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Friday, May 6, 2011 at 2:00 p.m. PT and will run through Friday, May 13, 2011. After logging on to the website, click the “Investors” button at the top of the page. The archive is located just above the “Stock Quote” section.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers) and to over 13,000 customers in the Town of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1953. On April 26, 2011, the Board of Directors of AWR approved a $0.02 per share increase in the quarterly cash dividend to $0.28 per share on the Common Shares of AWR. This represents a 7.7% increase in the quarterly dividend.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	March 31,	December 31,
(in thousands)	2011	2010
	(Unaudited)
Assets
Utility Plant-Net	$867,989	$854,956
Goodwill	1,116	1,116
Other Property and Investments	11,001	10,981
Current Assets	152,538	154,101
Assets of Discontinued Operations	51,641	50,883
Regulatory and Other Assets	120,263	119,998
	$1,204,548	$1,192,035
Capitalization and Liabilities
Capitalization	$680,660	$677,380
Current Liabilities	168,630	151,811
Liabilities of Discontinued Operations	27,360	27,031
Other Credits	327,898	335,813
	$1,204,548	$1,192,035

Condensed Statements of Income	Three months ended
(in thousands, except per share amounts)	March 31,
	2011	2010
	(Unaudited)
Operating Revenues	$94,307	$88,466

Operating Expenses:
Supply costs	$21,777	$19,664
Other operation expenses	6,917	6,684
Administrative and general expenses	18,984	18,628
Maintenance	3,726	4,193
Depreciation and amortization	9,737	8,359
Property and other taxes	3,552	3,622
ASUS construction expenses	11,619	8,168
Net gain on sale of property	-	(3)
Total operating expenses	$76,312	$69,315

Operating income	$17,995	$19,151

Interest expense	(5,744)	(5,657)
Interest income	137	660
Other, net	80	64

Income From Continuing Operations Before Income Tax Expense	$12,468	$14,218
Income tax expense	5,513	5,928
Income From Continuing Operations	6,955	8,290

Income from discontinued operations, net of taxes	634	200
Net Income	7,589	$8,490

Basic Earnings Per Share
Income from continuing operations	$0.37	$0.45
Income from discontinued operations	0.03	0.01
Net Income	$0.40	$0.46

Fully Diluted Earnings Per Share
Income from continuing operations	$0.37	$0.44
Income from discontinued operations	0.03	0.01
Net Income	$0.40	$0.45

Weighted Average Shares Outstanding	18,648	18,546
Weighted Average Diluted Shares	18,778	18,666

Dividends Declared Per Common Share	$0.26	$0.26

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707